EXHIBIT 4.1


                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                          PREFERENCES AND RIGHTS OF THE
                            SERIES A PREFERRED STOCK
                                ($.01 PAR VALUE)

                                       OF

                          SECURE COMPUTING CORPORATION
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            PURSUANT TO SECTION 151(G) OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                               ------------------


         THE UNDERSIGNED, being, respectively, the President and Chief Executive Officer and the Secretary of Secure Computing Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware the following resolutions were duly adopted by the Board of Directors of the Company and pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company, at a meeting duly held on May 22, 1996, adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

         "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.01 per share, which shall consist of one of the 2,000,000 shares of preferred stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the share of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

         I. AUTHORIZED NUMBER AND DESIGNATION. One share of the preferred stock, $.01 par value per share, of the Company is hereby constituted as a series of the preferred stock designated Series A Preferred Stock, $.01 par value (the "Series A Preferred").

         II. DIVIDENDS. The holder of Series A Preferred shall not to be entitled to receive any dividends declared and paid by the Company.

         III. VOTING RIGHTS. Except as otherwise required by law or the Certificate of Incorporation, (i) the holder of record of the share of Series A Preferred shall have a number of votes equal to the number of votes that the holders of the outstanding Exchangeable Non-Voting Shares ("Exchangeable Shares") of Secure Computing Canada Ltd., an Ontario corporation and subsidiary of the Company ("Continuing Corporation"), from time to time, which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Common Stock of the Company pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the stockholders of the Company, and (ii) in respect of all matters concerning the voting of shares, the Series A Preferred and the Common Stock of the Company shall vote as a single class.

         IV. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of preferred stock ranking senior to the Series A Preferred, the holder of the share of Series A Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series A Preferred, and before payment shall be made to holders of any stock ranking on liquidation junior to the Series A Preferred (such amount payable with respect to the Series A Preferred being referred to as the "Series A Preferred Liquidation Preference Payment").

         V. OTHER PROVISIONS. (a) Pursuant to the terms of that certain Acquisition and Pre-Amalgamation Agreement, dated as of May 28, 1996 and Amendment No. 1 to Acquisition and Pre-Amalgamation Agreement, dated as of July 31, 1996, by and among the Company, Edge Acquisition Inc., an Ontario corporation, and, Border Network Technologies Inc., an Ontario corporation, one share of Series A Preferred is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of August 29, 1996 by and among the Company, Continuing Corporation and the Trustee.

         (b) The holder of the share of Series A Preferred is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

         (c) At such time as the Series A Preferred has no votes attached to it because there are no Exchangeable Shares of Continuing Corporation outstanding which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, and there are no shares of stock, debt, options or other agreements of Continuing Corporation which could give rise to the issuance of any Exchangeable Shares of Continuing Corporation to any person (other than the Company, and of its subsidiaries or any person directly or indirectly controlled or under common control of the Company), the Series A Preferred shall be canceled."

         IN WITNESS WHEREOF, this Certificate has been signed by Kermit M. Beseke, President and Chief Executive Officer and attested to by James E. Nicholson, Secretary of the Company, all as of the 29th day of August, 1996.


                                 SECURE COMPUTING CORPORATION



                                 By:  /s/ Kermit M. Beseke
                                          Kermit M. Beseke
                                          President and Chief Executive Officer

Attest:

By: /s/ James E. Nicholson
        James E. Nicholson
        Secretary